Exhibit 99.1

news release

Enbridge Energy Partners Announces $800 Million Private Notes Offering

Houston, March 31, 2008 — Enbridge Energy Partners, L.P. (NYSE:EEP) (the “Partnership”) announced that today it priced a private placement of notes consisting of $400 million principal amount of 6.5% Notes due 2018 at an offering price of $99.466 (per $100 of principal) to yield 6.573% and  $400 million principal amount of 7.5% Notes due 2038 at an offering price of $99.711 (per $100 of principal) to yield 7.524%.  The offering is scheduled to close on April 3, 2008.

The Partnership intends to use the net proceeds of approximately $790 million to repay a portion of its outstanding commercial paper and credit facility borrowings that it used to finance a portion of its capital expansion projects.  The remaining net proceeds will be used to fund a portion of its capital expansion projects.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.  The offering is being made only to qualified institutional buyers under Rule 144A and to persons outside the United States in reliance on Regulation S.  The Notes have not been registered under United States or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Corporate Treasury Contact:	Investor Relations Contact:
Jonathan Rose	Tracy Barker
Telephone: (403) 231-7392	Toll-free: (866) EEP INFO or (866) 337-4636
E-mail: jonathan.rose@enbridge.com	E-mail: eep@enbridge.com

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